EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


         GeoWaste Acquisition Corp.  (Delaware)

         GeoWaste of Florida, Inc.  (Delaware)

         GeoWaste of GA, Inc.  (Georgia)

         GeoWaste Transfer, Inc. (Delaware)

         Low Brook Development, Inc.  (Delaware)

         North Florida Sweeping, Inc.  (Delaware)

         Spectrum Group, Inc.  (Florida)